Exhibit 99.1

QVC GROUP REPORTS

FOURTH QUARTER AND YEAR END 2024 FINANCIAL RESULTS

Englewood, Colorado, February 27, 2025 – QVC Group, Inc. (“QVC Group”) (Nasdaq: QVCGA, QVCGB, QVCGP) today reported fourth quarter and year end 2024 results(1).

“2024 was an important year for the company and we achieved several milestones. We successfully completed Project Athens, resulting in a second straight year of Adjusted OIBDA growth as reported and enhanced operating discipline. We also reduced our debt levels to strengthen the balance sheet and grew our streaming business. We faced challenges in the second half of 2024, driven by heightened competition for viewership with the Olympics and the election, as well as a conservative consumer environment, both of which pressured our top line results and resulted in sales deleverage,” said David Rawlinson, President and CEO of QVC Group. “In November, we announced a new three-year strategy focused on returning the business to growth. We are moving quickly to transform into a scaled player in live social shopping and believe we have the key assets to win in this market. To enable this strategy we are moving decisively, including consolidating headquarters and studio operations into West Chester, Pennsylvania, re-naming the company to QVC Group, ramping up social media operations, and continuing to actively manage our balance sheet.”

Fourth quarter and full year 2024 headlines:

●	Qurate Retail, Inc. renamed to QVC Group, Inc. on February 21, 2025
●	QVC Group revenue decreased 6% in Q4 and 5%(2) in full year in both US Dollars and constant currency(3)
●	Generated operating loss of $1.3 billion in Q4 and $809 million in full year
●	Adjusted OIBDA(4) decreased 8% in Q4 and 1%(2) in full year in US Dollars
●	In constant currency adjusted OIBDA(4) decreased 8% in Q4 and was flat(2) in full year
●	QxH revenue decreased 8% in Q4 and 6% in full year
●	QVC International revenue was flat in Q4 and decreased 2% in full year in US Dollars
o	In constant currency(3), revenue was flat in Q4 and in full year
●	Cornerstone revenue decreased 7% in Q4 and 11% in full year
●	Reduced QVC Group principal amount of debt by $442 million in 2024 and extended maturity profile

Discussion of Results

Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2024 to the same periods in 2023.

FOURTH QUARTER 2024 FINANCIAL RESULTS

(amounts in millions)	4Q23	4Q24	% Change	% Change Constant Currency(a)
Revenue
QxH	$2,159	$1,980	(8)%
QVC International	679	680	—%	—%
Cornerstone	305	284	(7)%
Total QVC Group Revenue	$3,143	$2,944	(6)%	(6)%

Operating Income (Loss)
QxH(b)	$(193)	$(1,352)	NM
QVC International	80	98	23%	23%
Cornerstone	18	(4)	NM
Unallocated corporate cost	(8)	(13)	(63)%
Total QVC Group Operating Income (Loss)	$(103)	$(1,271)	NM	NM

Adjusted OIBDA (Loss)
QxH(b)	$221	$204	(8)%
QVC International	99	111	12%	12%
Cornerstone	27	5	(81)%
Unallocated corporate cost	(7)	(8)	(14)%
Total QVC Group Adjusted OIBDA	$340	$312	(8)%	(8)%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2023, QxH incurred a $326 million non-cash impairment charge related to goodwill. In the fourth quarter of 2024, QxH incurred a $1.5 billion non-cash impairment charge related to goodwill and tradenames. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FULL YEAR 2024 FINANCIAL RESULTS

(amounts in millions)	2023	2024	% Change	% Change Constant Currency(a)
Revenue
QxH	$6,995	$6,598	(6)%
QVC International	2,454	2,399	(2)%	—%
Cornerstone	1,165	1,040	(11)%
Total QVC Group Revenue (excluding Zulily)	$10,614	$10,037	(5)%	(5)%
Zulily(b)	301	-	NM
Total QVC Group Revenue (as reported)	$10,915	$10,037	(8)%	(8)%

Operating Income (Loss)
QxH(c)	$275	$(1,045)	NM
QVC International(d)	370	275	(26)%	(23)%
Cornerstone(e)	35	2	(94)%
Unallocated corporate cost	(33)	(41)	(24)%
Total QVC Group Operating Income (Loss) (excluding Zulily)	$647	$(809)	NM	NM
Zulily(b)	(57)	-	NM
Total QVC Group Operating Income (Loss) (as reported)	$590	$(809)	NM	NM

Adjusted OIBDA (Loss)
QxH(c)	$746	$765	3%
QVC International(d)	325	333	2%	6%
Cornerstone(e)	67	36	(46)%
Unallocated corporate cost	(23)	(31)	(35)%
Total QVC Group Adjusted OIBDA (excluding Zulily)	$1,115	$1,103	(1)%	—%
Zulily(b)	(41)	-	NM
Total QVC Group Adjusted OIBDA (as reported)	$1,074	$1,103	3%	4%

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	Zulily was divested on May 24, 2023. For the year ended December 31, 2023, Zulily recorded $5 million in restructuring charges. These items are included in operating income and excluded from Adjusted OIBDA.
c)	For the year ended December 31, 2023, QxH incurred (i) a $326 million non-cash impairment charge related to goodwill, (ii) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (iii) $13 million of restructuring costs related to workforce reduction, (iv) a $17 million gain on the sale of the Rocky Mount, NC fulfillment center (“Rocky Mount”) and (v) $16 million of penalties. For the year ended December 31, 2024, QxH incurred (i) a $1.5 billion non-cash impairment charge related to goodwill and tradenames and (ii) $10 million of restructuring charges related to a plan to shift its information technology operating model. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
d)	For the year ended December 31, 2023, QVC International incurred $113 million of gains related to the sale leaseback of its UK and German fulfillment centers partially offset by $17 million in restructuring charges. For the year ended December 31, 2024, QVC International recorded $8 million of restructuring charges related to a plan to shift its information technology operating model, partially offset by a $1 million gain related to the sale leaseback of a German property. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
e)	For the year ended December 31, 2023, Cornerstone recorded $2 million in restructuring charges related to a workforce reduction which are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

QxH

QxH revenue declined in the fourth quarter and full year primarily due to lower units shipped, which decreased 5% in both periods, as well as lower average selling price and shipping and handling revenue. These factors were partially offset by favorable returns in both periods. QxH grew apparel with declines in all other categories in the fourth quarter and reported declines in all categories for the full year.

Operating loss in the fourth quarter and full year was primarily driven by a $1.5 billion non-cash impairment charge related to goodwill and tradenames. For the fourth quarter and full year 2024, Adjusted OIBDA margin(4) increased mainly due to higher product margins and favorable operating costs and selling, general and administrative expenses. These gains were partially offset by fulfillment (warehouse and freight) pressure in the fourth quarter and sales deleverage in both periods. Product margins increased due to higher initial margins driven by Project Athens initiatives. Fulfillment margin pressure in the quarter was due to higher freight rates and fulfilment center wages.  Operating expenses decreased 11% in the fourth quarter and 7% in the full year due to lower commissions.  Selling, general and administrative expenses declined 10% in the quarter and 4% in the full year due to lower personnel and outside services costs. For the full year, lower selling, general and administrative expense was partially offset by higher marketing costs to support QVC’s Age of Possibility campaign.

QVC International

Exchange rate fluctuations were neutral on fourth quarter results and negatively impacted full year 2024 results. For the full year, the US Dollar strengthened 7% against the Japanese Yen, partially offset by weakening 3% against the British Pound. The financial metrics presented in this press release also provide a comparison of the percentage change in QVC International’s results in constant currency (where applicable) to the comparable figures calculated in accordance with US GAAP for the fourth quarter and full year 2024.

QVC International’s constant currency revenue was flat for the fourth quarter and full year with a 1% and 3% increase in units shipped, respectively, offset by a 2% and 3% decline in average selling price, respectively. QVC International reported growth in home, accessories and apparel with a decline in beauty in the fourth quarter. For the full year, QVC International experienced constant currency growth in home, accessories, electronics and jewelry with a decline in beauty and apparel.

Operating margin increased in the fourth quarter and decreased for the full year and Adjusted OIBDA margin increased in both periods. Operating income decreased for the full year primarily as a result of comparing against $113 million of gains related to the sale and leaseback of UK and German fulfillment centers recorded in the first quarter of 2023. For both periods, QVC International reported higher product margins and favorable selling, general and administrative expenses, partially offset by fulfillment pressure. Product margins increased due to favorable returns and vendor negotiations.

Administrative costs declined due to lower outside services and personnel costs. Fulfillment pressure was mainly attributable to higher freight rates and fulfillment center wages, as well as increased units shipped.

Cornerstone

Cornerstone revenue decreased in the fourth quarter and full year, reflecting softness and competitive promotional pressure in the home sector. Cornerstone is implementing a transformation plan to improve its revenue and profitability given the continued challenges in the housing sector. Operating income and Adjusted OIBDA margin decreased for the fourth quarter and full year due to costs for outside services related to its transformation plan, higher personnel expenses, and sales deleverage.

FOURTH QUARTER 2024 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	4Q23	4Q24	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	68.4%	68.8%	40	bps
Operating Income Margin (%)(b)	(8.9)%	(68.3)%	NM
Adjusted OIBDA Margin (%)(b)	10.2%	10.3%	10	bps
Average Selling Price	$55.76	$53.82	(3)%
Units Sold			(5)%
Return Rate(c)	13.9%	13.5%	(40)	bps
eCommerce Revenue(d)	$1,392	$1,314	(6)%
eCommerce % of Total Revenue	64.5%	66.4%	190	bps
Mobile % of eCommerce Revenue(e)	70.1%	71.4%	130	bps

QVC International
Cost of Goods Sold % of Revenue	63.0%	63.2%	20	bps
Operating Income Margin (%)	11.8%	14.4%	260	bps
Adjusted OIBDA Margin (%)	14.6%	16.3%	170	bps
Average Selling Price			(2)%		(2)%
Units Sold			1%
Return Rate(c)	18.1%	17.5%	(60)	bps
eCommerce Revenue(d)	$359	$366	2%		2%
eCommerce % of Total Revenue	52.9%	53.8%	90	bps
Mobile % of eCommerce Revenue(e)	70.5%	76.8%	630	bps

Cornerstone
Cost of Goods Sold % of Revenue	59.0%	60.6%	160	bps
Operating Income Margin (%)	5.9%	(1.4)%	NM
Adjusted OIBDA Margin (%)	8.9%	1.8%	(710)	bps
eCommerce Revenue(d)	$245	$225	(8)%
eCommerce % of Total Revenue	80.3%	79.2%	(110)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	In the fourth quarter of 2023, QxH incurred a $326 million non-cash impairment charge related to goodwill. In the fourth quarter of 2024, QxH incurred a $1.5 billion non-cash impairment charge related to goodwill and tradenames. These charges are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.

FULL YEAR 2024 SUPPLEMENTAL METRICS

(amounts in millions unless otherwise noted)	2023	2024	% Change		% Change Constant Currency(a)
QxH
Cost of Goods Sold % of Revenue	67.3%	66.3%	(100)	bps
Operating Income Margin (%)(b)	3.9%	(15.8)%	NM
Adjusted OIBDA Margin (%)(b)	10.7%	11.6%	90	bps
Average Selling Price	$53.33	$52.98	(1)%
Units Sold			(5)%
Return Rate(c)	15.2%	14.8%	(40)	bps
eCommerce Revenue(d)	$4,321	$4,219	(2)%
eCommerce % of Total Revenue	61.8%	63.9%	210	bps
Mobile % of eCommerce Revenue(e)	69.1%	70.7%	160	bps
LTM Total Customers(f)	8.1	7.6	(6)%

QVC International
Cost of Goods Sold % of Revenue	63.7%	63.9%	20	bps
Operating Income Margin (%)(g)	15.1%	11.5%	(360)	bps
Adjusted OIBDA Margin (%)(g)	13.2%	13.9%	70	bps
Average Selling Price			(5)%		(3)%
Units Sold			3%
Return Rate(c)	19.1%	18.9%	(20)	bps
eCommerce Revenue(d)	$1,217	$1,257	3%		5%
eCommerce % of Total Revenue	49.6%	52.4%	280	bps
Mobile % of eCommerce Revenue(e)	69.9%	74.5%	460	bps
LTM Total Customers(f)	4.1	4.0	(2)%

Cornerstone
Cost of Goods Sold % of Revenue	61.5%	59.5%	(200)	bps
Operating Income Margin (%)(h)	3.0%	0.2%	(280)	bps
Adjusted OIBDA Margin (%)(h)	5.8%	3.5%	(230)	bps
eCommerce Revenue(d)	$902	$795	(12)%
eCommerce % of Total Revenue	77.4%	76.4%	(100)	bps

a)	For a definition of constant currency financial metrics, see the accompanying schedules.
b)	For the year ended December 31, 2023, QxH incurred (i) a $326 million non-cash impairment charge related to goodwill, (ii) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (iii) $13 million of restructuring costs related to workforce reduction, (iv) a $17 million gain on the sale of the Rocky Mount, NC fulfillment center (“Rocky Mount”) and (v) $16 million of penalties. For the year ended December 31, 2024, QxH incurred (i) a $1.5 billion non-cash impairment charge related to goodwill and tradenames and (ii) $10 million of restructuring charges related to a plan to shift its information technology operating model. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
c)	Measured as returned sales over gross shipped sales in US Dollars.
d)	Based on net revenue.
e)	Based on gross US Dollar orders.
f)	LTM: Last twelve months.
g)	For the year ended December 31, 2023, QVC International incurred $113 million of gains related to the sale leaseback of its UK and German fulfillment centers partially offset by $17 million in restructuring charges. For the year ended December 31, 2024, QVC International recorded $8 million of restructuring charges related to a plan to shift its information technology operating model, partially offset by a $1 million gain related to the sale leaseback of a German property. These items are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.
h)	For the year ended December 31, 2023, Cornerstone recorded $2 million in restructuring charges related to a workforce reduction which are included in operating income and excluded from Adjusted OIBDA. See reconciling schedule 2.

FOOTNOTES

1)	QVC Group will discuss these highlights and other matters on QVC Group’s earnings conference call that will begin at 5:00 p.m. (E.T.) on February 27, 2025. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	Adjusted for the divestiture of Zulily on May 24, 2023.
3)	For a definition of constant currency financial metrics, see the accompanying schedules. Applicable reconciliations can be found in the financial tables at the beginning of this press release.
4)	For definitions and applicable reconciliations of Adjusted OIBDA and Adjusted OIBDA margin, see the accompanying schedules.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and debt information.

(amounts in millions)	9/30/2024	12/31/2024
Cash and cash equivalents (GAAP)	$873	$905

Debt:
QVC senior secured notes(a)	$2,732	$2,732
QVC senior secured bank credit facility	1,280	1,195
Total Subsidiary Level Debt	$4,012	$3,927

Senior notes(a)	792	792
Senior exchangeable debentures(b)	779	778
Corporate Level Debentures	1,571	1,570
Total QVC Group Debt	$5,583	$5,497
Unamortized discount, fair market value adjustment and deferred loan costs	(524)	(529)
Total QVC Group Debt (GAAP)	$5,059	$4,968

Other Financial Obligations:
Preferred stock(c)	$1,272	$1,272

QVC, Inc. leverage(d)	3.1x	3.1x

a)	Face amount of Senior Notes and Debentures with no reduction for the unamortized discount.
b)	Face amount of Senior Exchangeable Debentures with no adjustment for the fair market value adjustment.
c)	Preferred Stock has an 8% coupon, $100 per share initial liquidation preference plus accrued and unpaid dividends and is non-voting. It is subject to mandatory redemption on March 15, 2031. The Preferred Stock is considered a liability for GAAP purposes, and is recorded net of capitalized costs.
d)	As defined in QVC’s credit agreement.

Cash at QVC Group increased $32 million in the fourth quarter as cash from operations more than offset debt reduction and capital expenditures. Total debt at QVC Group decreased $86 million in the fourth quarter primarily due to net debt repayment under QVC’s bank credit facility.

QVC’s bank credit facility has $1.2 billion drawn with incremental availability of approximately $1.6 billion, net of letters of credit. QVC’s leverage ratio, as defined by the QVC revolving credit facility, was 3.1x at quarter-end.

As of December 31, 2024, QVC’s consolidated leverage ratio (as calculated under QVC’s senior secured notes) was greater than 3.5x and as a result QVC is restricted in its ability to make unlimited dividends or other restricted payments. Dividends made by QVC to service the principal and interest of indebtedness of its parent entities, as well as payments made by QVC to QVC Group under an intercompany tax sharing agreement in respect of certain tax obligations of QVC and its subsidiaries, are permitted under the bond indenture and credit agreement.

QVC Group is in compliance with all debt covenants as of December 31, 2024.

Important Notice: QVC Group (Nasdaq: QVCGA, QVCGB, QVCGP) will discuss QVC Group’s earnings release on a conference call which will begin at 5:00 p.m. (E.T.) on February 27, 2025. The call can be accessed by dialing (877) 704-4234 or (215) 268-9904, passcode 13748875, at least 10 minutes prior to the start time. The call will also be broadcast live across the Internet and archived on our website. To access the webcast go to https://investors.qvcgrp.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on QVC Group’s website.

This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about business strategies and initiatives (including our new three-year strategy and Cornerstone’s transformation plan) and their expected benefits, market potential, future financial performance and prospects, future repayment of debt and other matters that are not historical facts. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, possible changes in market acceptance of new products or services, competitive issues, regulatory matters affecting our businesses, continued access to capital on terms acceptable to QVC Group, changes in law and government regulations, the availability of investment opportunities, general market conditions (including as a result of future public health crises), issues impacting the global supply chain and labor market and use of social media and influencers. These forward-looking statements speak only as of the date of this press release, and QVC Group expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in QVC Group's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of QVC Group, including the most recent Form 10-K, for additional information about QVC Group and about the risks and uncertainties related to QVC Group's business, which may affect the statements made in this press release.

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA, which is a non-GAAP financial measure, for QVC Group, QVC (and certain of its subsidiaries), Zulily (through May 23, 2023) and Cornerstone together with a reconciliation to that entity or such businesses’ operating income, as determined under GAAP. QVC Group defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, and where applicable, separately identified impairments, litigation settlements, restructuring, penalties, acquisition-related costs, fire related costs, net (including Rocky Mount inventory losses), and (gains) losses on sale leaseback transactions. Further, this press release includes Adjusted OIBDA margin, which is also a non-GAAP financial measure. QVC Group defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue.

QVC Group believes Adjusted OIBDA is an important indicator of the operational strength and performance of its businesses by identifying those items that are not directly a reflection of each business’s performance or indicative of ongoing business trends. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. Because Adjusted OIBDA is used as a measure of operating performance, QVC Group views operating income as the most directly comparable GAAP measure. Adjusted OIBDA is not meant to replace or supersede operating income or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that QVC Group 's management considers in assessing the results of operations and performance of its assets. Please see the attached schedules for applicable reconciliations.

This press release also references certain financial metrics on a constant currency basis, which is a non-GAAP measure, for QVC Group. Constant currency financial metrics, as presented herein, are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency.

QVC Group believes constant currency financial metrics are an important indicator of financial performance, in particular for QVC, due to the translational impact of foreign currency fluctuations relating to its subsidiaries in the UK, Germany, Italy and Japan. We use constant currency financial metrics to provide a framework to assess how our businesses performed excluding the effects of foreign currency exchange fluctuations. Please see the financial tables at the beginning of this press release for a reconciliation of the impact of foreign currency fluctuations on revenue, operating income, Adjusted OIBDA and average selling price.

SCHEDULE 1

The following table provides a reconciliation of QVC Group’s Adjusted OIBDA to its operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2023, March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024 and years ended December 31, 2023 and 2024.

CONSOLIDATED OPERATING INCOME AND ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q23	1Q24	2Q24	3Q24	4Q24	2023	2024
QVC Group Operating Income (Loss)	$(103)	$145	$165	$152	$(1,271)	$590	$(809)
Depreciation and amortization	98	99	96	95	93	407	383
Stock compensation expense	13	16	3	3	10	53	32
Restructuring, penalties and fire related costs, net of (recoveries)(a)	—	—	18	—	—	(189)	18
Impairment of intangible assets(b)	326	—	—	—	1,480	326	1,480
(Gains) losses on sale of assets and sale leaseback transactions(c)	6	(1)	—	—	—	(113)	(1)
QVC Group Adjusted OIBDA	$340	$259	$282	$250	$312	$1,074	$1,103

a)	The year ended December 31, 2023 includes (i) a $208 million net gain on insurance proceeds representing insurance proceeds received in excess of fire losses, (ii) $13 million of restructuring costs related to workforce reduction, (iii) a $17 million gain on the sale of Rocky Mount, (iv) $16 million of penalties and (v) $2 million and $5 million in restructuring charges related to workforce reductions at Cornerstone and Zulily, respectively. Zulily was divested on May 24, 2023. The year ended December 31, 2024 includes (i) $10 million of restructuring charges at QxH and (ii) $8 million of restructuring charges at QVC International related to a plan to shift their information technology operating model.
b)	Includes a $326 million non-cash impairment charge related to goodwill recognized at QxH for the year ended December 31, 2023 and a $1.5 billion non-cash impairment charge related to goodwill and tradenames recognized at QxH for the year ended December 31, 2024.
c)	Includes $113 million of gains on the sale leaseback transactions of UK and German properties for the year ended December 31, 2023 and a $1 million gain related to the sale leaseback of a German property for the year ended December 31, 2024.

SCHEDULE 2

The following table provides a reconciliation of Adjusted OIBDA for QVC and Cornerstone to that entity or such businesses’ operating income (loss) calculated in accordance with GAAP for the three months ended December 31, 2023, March 31, 2024, June 30, 2024, September 30, 2024 and December 31, 2024 and years ended December 31, 2023 and 2024.

SUBSIDIARY ADJUSTED OIBDA RECONCILIATION

(amounts in millions)	4Q23	1Q24	2Q24	3Q24	4Q24	2023	2024

QVC
Operating income (loss)	$(113)	$157	$163	$164	$(1,254)	$645	$(770)
Depreciation and amortization	91	92	88	87	84	372	351
Stock compensation	10	12	2	1	5	37	20
Restructuring, penalties and fire related costs, net of (recoveries) (including Rocky Mount inventory losses)	—	—	18	—	—	(196)	18
(Gains) on sale of assets and sale leaseback transactions	6	(1)	—	—	—	(113)	(1)
Impairment of intangible assets	326	—	—	—	1,480	326	1,480
Adjusted OIBDA	$320	$260	$271	$252	$315	$1,071	$1,098

QxH Adjusted OIBDA	$221	$185	$194	$182	$204	$746	$765
QVC International Adjusted OIBDA	$99	$75	$77	$70	$111	$325	$333

Cornerstone
Operating income (loss)	$18	$(3)	$11	$(2)	$(4)	$35	$2
Depreciation and amortization	7	7	8	8	9	26	32
Stock compensation	2	2	—	—	—	4	2
Restructuring costs	—	—	—	—	—	2	—
Adjusted OIBDA	$27	$6	$19	$6	$5	$67	$36

QVC GROUP, INC.

BALANCE SHEET INFORMATION

(unaudited)

	December 31, 2024	December 31, 2023

	amounts in millions
Assets
Current assets:
Cash and cash equivalents	$905	1,121
Trade and other receivables, net	1,143	1,308
Inventory, net	1,061	1,044
Other current assets	190	209
Total current assets	3,299	3,682
Property and equipment, net	502	512
Intangible assets not subject to amortization	4,337	5,862
Intangible assets subject to amortization, net	402	526
Operating lease right-of-use assets	600	635
Other assets, at cost, net of accumulated amortization	103	151
Total assets	$9,243	11,368

Liabilities and Equity
Current liabilities:
Accounts payable	$776	895
Accrued liabilities	953	983
Current portion of debt	867	642
Other current liabilities	128	97
Total current liabilities	2,724	2,617
Long-term debt	4,101	4,698
Deferred income tax liabilities	1,313	1,531
Preferred stock	1,272	1,270
Operating lease liabilities	598	615
Other liabilities	120	148
Total liabilities	10,128	10,879
Equity/Attributed net assets (liabilities)	(971)	385
Non-controlling interests in equity of subsidiaries	86	104
Total liabilities and equity	$9,243	11,368

QVC GROUP, INC.

STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended December 31,
	2024	2023

	amounts in millions
Revenue:
Total revenue, net	$10,037	10,915

Operating costs and expenses:
Cost of goods sold (exclusive of depreciation shown separately below)	6,524	7,230
Operating expense	734	795
Selling, general and administrative, including stock-based compensation	1,708	1,869
Impairment of intangible assets	1,480	326
Gains on sale of assets and sale leaseback transactions	(1)	(113)
Restructuring, penalties and fire related costs, net of (recoveries)	18	(189)
Depreciation and amortization	383	407
	10,846	10,325
Operating income (loss)	(809)	590

Other income (expense):
Interest expense	(468)	(451)
Dividend and interest income	50	52
Realized and unrealized gains (losses) on financial instruments, net	(60)	(61)
Loss on disposition of Zulily, net	—	(64)
Tax sharing income (expense) with Liberty Broadband	(4)	(11)
Other, net	—	11
	(482)	(524)
Earnings (loss) from continuing operations before income taxes	(1,291)	66
Income tax (expense) benefit	41	(160)
Net earnings (loss)	(1,250)	(94)
Less net earnings (loss) attributable to the noncontrolling interests	40	51
Net earnings (loss) attributable to QVC Group shareholders	$(1,290)	(145)

QVC GROUP, INC.

STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended December 31,
	2024	2023

	amounts in millions
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(1,250)	(94)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	383	407
Impairment of intangible assets	1,480	326
Stock-based compensation	32	53
Noncash interest expense	7	9
Realized and unrealized (gains) losses on financial instruments, net	60	61
Gains on sale of assets and sale leaseback transactions	(1)	(113)
Gain on insurance proceeds, net of fire related costs	—	(225)
Deferred income tax expense (benefit)	(211)	80
Insurance proceeds received for inventory, operating expenses and business interruption losses	—	226
Loss on disposition of Zulily, net	—	64
Other noncash charges (credits), net	(6)	15
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	144	36
Decrease (increase) in inventory	(28)	257
Decrease (increase) in prepaid expenses and other assets	67	68
(Decrease) increase in trade accounts payable	(104)	(34)
(Decrease) increase in accrued and other liabilities	(48)	(217)
Net cash provided (used) by operating activities	525	919

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash proceeds from dispositions of investments	7	71
Capital expenditures	(199)	(230)
Cash paid for disposal of Zulily	—	(41)
Expenditures for television distribution rights	(37)	(113)
Insurance proceeds received for fixed asset loss	—	54
Proceeds from sale of fixed assets	6	208
Payments for settlements of financial instruments	—	(179)
Payments from settlements of financial instruments	—	167
Other investing activities, net	(2)	9
Net cash provided (used) by investing activities	(225)	(54)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of debt	2,014	1,267
Repayments of debt	(2,454)	(2,258)
Withholding taxes on net share settlements of stock-based compensation	(2)	(1)
Dividends paid to noncontrolling interest	(51)	(53)
Dividends paid to common shareholders	(4)	(8)
Indemnification agreement settlement	—	45
Other financing activities, net	(1)	(2)
Net cash provided (used) by financing activities	(498)	(1,010)
Effect of foreign currency exchange rates on cash, cash equivalents and restricted cash	(15)	(4)
Net increase (decrease) in cash, cash equivalents and restricted cash	(213)	(149)
Cash, cash equivalents and restricted cash at beginning of period	1,136	1,285
Cash, cash equivalents and restricted cash at end of period	$923	1,136